Exhibit 5




                                April 15, 1999

Board of Directors
The WMF Group, Ltd.
1593 Spring Hill Road, Suite 400
Vienna, Virginia  22182

                       Registration Statement on Form S-3
                               The WMF Group, Ltd.

Ladies and Gentlemen:

      We are acting as counsel for The WMF Group, Ltd. (the "Company") in connection with its registration under the Securities Act of 1933 of 300,000 shares of its common stock (the "Shares") issuable upon the exercise of the Company's Series 2 and Series 3 Warrants (the "Warrants") or upon the execution of a pledge of 50,000 shares to 800 North, Inc. (the "Pledge"), as described in WMF's Registration Statement on Form S-3 (the "Registration Statement") to be filed today with the Securities and Exchange Commission (the "Commission").

      In rendering this opinion, we have relied upon, among other things, our examination of such records of WMF and certificates of its officers and of public officials as we have deemed necessary.

      Based upon the foregoing, we are of the opinion that:

      1. WMF is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

      2. The Shares, upon issuance pursuant to the exercise of the Warrants in exchange for the consideration provided for therein or upon execution of the pledge, will be duly authorized and legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and reference to our firm under the heading "Legal Matters" in the Registration Statement.


                                    Very truly yours,

                                    /s/ Hunton & Williams